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                                                 Exhibit xiii



                   CONVERSION AGREEMENT AND OPTION
                   -------------------------------


      RALSTON PURINA COMPANY (the "Company"), effective
          , as amended
                        , granted a Non-Qualified Stock Option (the
"Original Option") to =========== ("Optionee") to purchase shares of the Company's $.10 par value Ralston-Ralston Purina Group Common Stock ("RPG Stock") and shares of the Company's $.10 par value Ralston-Continental Baking Group Common Stock ("CBG Stock"), pursuant to the Company's 1988 Incentive Stock Plan (the "Plan"). As Optionee is an employee of Continental Baking Company, a wholly owned subsidiary of the Company, the results of operations of which are reflected in the performance of the CBG Stock, the Company has permitted Optionee to elect to convert a portion of such option to acquire RPG Stock into an option to acquire additional shares of CBG Stock in the manner and on the terms and conditions described herein. Accordingly, Optionee has elected to convert a portion of the option to acquire shares of RPG Stock granted pursuant to the Original Option into an additional option to acquire shares of CBG Stock as described below.

1.    Amendment of Original Option.  The Original Option shall
      ----------------------------
      hereby be amended by reducing the number of options to acquire shares of RPG Stock stated therein by =======. All other terms and conditions of the Original Option shall remain unchanged, including all terms with respect to the option to acquire shares of CBG Stock granted therein.

2.    Grant of CBG Option.  In consideration of the reduction of the
      -------------------
      number of options to acquire shares of RPG Stock granted in the Original Option, Optionee is hereby granted an option (the "Additional CBG Option") to acquire ========= shares of CBG Stock at a price of $8.875 per share pursuant to the terms of
                          ------
      the Plan. Subject to the provisions of the Plan and the following terms, Optionee may exercise this Additional CBG Option in whole or in part from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of CBG Stock at their fair market value as determined by the Human Resources Committee of the Company's Board of Directors.

3.    Normal Exercise.  This Additional CBG Option becomes
      ---------------
      exercisable at the rate of 50% per year on September 24 in each of the years 1994 and 1995. This Additional CBG Option remains exercisable through September 23, 1997, unless Optionee is no longer employed by the Company, in which case the Additional CBG Option is exercisable only in accordance with the provisions of paragraph 5 below.

4.    Acceleration.  Notwithstanding the above, this Additional CBG
      ------------
      Option is fully exercisable before the normal exercise dates set forth in paragraph 3 hereof upon the occurrence of any of the following events while Optionee is employed by the
      Company:

      a.    Death of Optionee;

      b.    Declaration of Optionee's total and permanent disability;

      c. The voluntary termination of employment of Optionee if the Optionee has fulfilled the applicable requirements to qualify for an unreduced benefit, in whole or in part, at or after early retirement or normal retirement age under any of the


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            Company's retirement programs, or any other retirement
            programs (e.g., governmental or national programs), to which the Company contributes or has contributed on the Optionee's behalf, or if the Optionee has attained the age of 62;

      d. The involuntary termination of employment of Optionee, other than a termination for cause; or

      e. A "Change of Control", which, for purposes of this Agreement occurs when (i) a person, as defined under the securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

5.    Exercise After Certain Events.  If Optionee's employment with
      -----------------------------
      the Company terminates upon any of the following events or if there has been a declaration of forfeiture pursuant to Section IV of the Plan, any shares exercisable on the date of such event shall remain exercisable during the period stated below, but, in any event, not later than September 23, 1997:

      a. If Optionee's employment is terminated due to any of the events described in paragraphs 4a, 4b, or 4c hereof, such shares shall remain exercisable for three years thereafter;

      b. If Optionee's employment is involuntarily terminated other than for cause, such shares shall remain exercisable for six months thereafter;

      c. If Optionee's employment is terminated for cause, if Optionee voluntarily terminates his employment other than as described in 5a above, or if there has been a declaration of forfeiture of this Additional CBG Option pursuant to Section IV of the Plan, such shares shall remain exercisable for seven days thereafter; or

      d. Notwithstanding 5c above, after a Change of Control, if Optionee voluntarily terminates his employment other than as described in 5a above or if there has been a declaration of forfeiture of this Additional CBG Option by reason of the events described in Sections IV(A)(3) or
            (4) of the Plan, such shares shall remain exercisable for six months thereafter.

Any shares which are not exercisable pursuant to paragraphs 3 or 4 above on the date of the above events of termination will not be exercisable.

6.    Forfeiture.  This Additional CBG Option is subject to
      ----------
forfeiture under Section IV of the Plan. If there is an event of forfeiture, only those shares that are exercisable at that time may be exercised as set forth in paragraph 5 hereof.

7.    Termination for Cause.  For purposes of this Additional CBG
      ---------------------
Option, the term "termination for cause" shall mean the Optionee's termination of employment with the Company because of the willful engaging by the Optionee in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Optionee, (ii) an act or omission believed by the Optionee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Optionee to be lawful, or (iii) the good faith conduct of the Optionee


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in connection with a Change of Control (including opposition to or support of such Change of Control).

8.    This Conversion Agreement and Option shall be effective
November 18, 1993.


ACKNOWLEDGED                        RALSTON PURINA COMPANY
AND ACCEPTED:



Optionee
                                          By:--------------------------
- -------------------------                           W. P. Stiritz
Date                                         Chairman of the Board and
                                             Chief Executive Officer
- -------------------------
Location